Exhibit 99.1

GulfMark Offshore Announces

First Quarter 2016 Operating Results

HOUSTON, April 25, 2016—GulfMark Offshore, Inc. (“GulfMark” or the “Company”) (NYSE: GLF) today announced its results of operations for the three-month period ended March 31, 2016. Quarterly highlights include:

●	Continued to Generate Positive Cash from Operations Despite Ongoing Downturn
●	Achieved Average Marketed Vessel Utilization of 81%
●	Negotiated Right to Forego $26 Million of Required Capital Expenditures
●	Decreased Overall Indebtedness by $4.5 Million and Net Debt by $2.2 Million
●	Reduced Direct Operating Expenses Before Special Items by 22% vs. Previous Quarter
●	Lowered General and Administrative Expenses Before Special Items by 8% vs. Previous Quarter
●	Repurchased $20 Million Face Value of Company Bonds for Approximately $10 Million Cash
●	Recorded Non-Cash, Pre-Tax Asset Impairments of $116.7 Million
●	Maintained Strong Liquidity Position of Approximately $175 Million at Quarter End.

For the first quarter ended March 31, 2016, revenue was $38.8 million, and net loss was $91.2 million, or $3.66 per diluted share. Included in the results are after-tax special items described below that totaled $78.6 million or $3.16 per diluted share. Quarterly loss before these special items was $12.5 million or $0.50 per diluted share.

Quintin Kneen, President and CEO, commented, “We are pleased to have generated positive cash flow from operations despite difficult market conditions. Our team’s ability to maintain marketed utilization, implement operational efficiencies and manage working capital continues to achieve our objective of generating positive cash flow in each quarter of the downturn. Additionally, we continue to reduce our future capital expenditures, and we have less than $4 million of capital commitments remaining for 2016. We anticipate that the delivery of our first 300 Class Jones Act vessel in the second quarter will improve cash flow throughout the downturn.

“Continually positive cash flows allowed us to reduce our overall debt and net debt positions during the quarter. We purchased $20 million face value of our Senior Notes for approximately $10 million. We will continue to look for ways to strengthen the balance sheet as we prepare the Company for the future. Importantly, we expect to be in compliance with our debt covenants and maintain access to our revolving credit facilities through the end of 2017.

GulfMark Offshore, Inc.

Press Release

April 25, 2016

“Each operating region continues to meet the challenges manifested during this unprecedented time in the offshore industry. We are developing innovative ways to adapt our business to market conditions while standing firm in our commitment to our customers, safe operations and vessel reliability.”

Consolidated First-Quarter Results

Consolidated revenue for the first quarter of 2016 was $38.8 million, compared with $50.6 million in the previous quarter. Consolidated revenue fell due to a 9% sequential decrease in average day rate to $12,982 from $14,230 in the previous quarter, while utilization fell to 38% from 53% in the fourth quarter. Marketed utilization, which is the utilization on vessels that the Company actively markets to customers, was 81%. Consolidated operating loss was $128.3 million, compared with $11.7 million in the fourth quarter. Excluding special items in both quarters, consolidated operating loss sequentially increased to $10.1 million from a loss of $5.2 million in the fourth quarter, due to lower revenue and higher drydock expense partially offset by lower operating and general and administrative costs.

The first quarter results include four special items totaling $78.6 million net of tax ($3.16 per diluted share) of which $77.2 million ($3.10 per diluted share) was non-cash. The Company impaired a portion of its Americas-based fleet including construction in progress, Southeast Asia-based fleet, and vessel related inventory in the North Sea. These net of tax impairment charges included $61.3 million related to vessels, equipment and construction in progress in the Americas, $20.2 million related to Southeast Asia and $2.0 million related to the North Sea. The next special item was a $6.6 million net of tax gain on extinguishment of debt as a result of repurchasing Company bonds at a discount on the open market. Additionally, the Company wrote down debt issuance costs of $0.2 million net of tax associated with the repurchasing of company bonds. All of these special items were non-cash. The Company also recorded net of tax workforce redundancy and exit charges of $1.5 million. The tables at the end of the earnings release provide a summary of these special items.

Regional Results for the First Quarter

In the North Sea region, first-quarter revenue was $22.9 million, compared with $31.6 million in the fourth quarter. The average day rate fell 8% to $14,950 from $16,306 in the fourth quarter. Utilization declined 10 percentage points compared to the prior quarter, falling to 62% from 72% in the fourth quarter. The Company’s marketed utilization in the North Sea was 93% during the first quarter. The Company has eight vessels currently stacked in the North Sea.

First-quarter revenue in the Southeast Asia region was $2.5 million, compared with $4.0 million in the fourth quarter. The change in revenue was due to a decline in average day rate of 9% to $7,070 from $7,803 in the fourth quarter, combined with a 13 percentage point utilization decline. The Company’s marketed utilization in Southeast Asia was 66% during the first quarter. The Company has six vessels currently stacked in Southeast Asia.

GulfMark Offshore, Inc.

Press Release

April 25, 2016

First-quarter revenue for the Americas region was $13.4 million, compared with $14.9 million in the previous quarter. Average day rate decreased 17% from the prior quarter due to the continued softening in the market. Utilization decreased 18 percentage points to 21% from 39% in the previous quarter, due to the continued weakness in the spot market and the effect of stacking several vessels in the U.S. Gulf of Mexico. The Company’s marketed utilization in the Americas was 69% during the first quarter. The Company has 24 vessels currently stacked in the Americas.

Consolidated Operating Expenses for the First Quarter

Direct operating expenses for the first quarter were $23.7 million. Excluding the workforce redundancy charges, direct operating expenses were $22.5 million, a decrease of $6.2 million, or 22%, from the fourth quarter. The decrease was due mainly to lower labor costs related to stacking vessels and wage reductions, combined with lower repairs and maintenance, supplies and consumables and fuel expense. Drydock expense in the first quarter was $0.8 million, slightly below the Company’s previous guidance. General and administrative expense was $9.8 million for the first quarter. Excluding exit and severance costs, general and administrative expense was $9.5 million, in line with the Company’s guided quarterly run rate. Including the special items mentioned previously, tax expense during the quarter was $35.4 million. The Company expects a tax rate of 25% to 30% excluding discrete items going forward, though cash taxes will likely be close to zero in the near term as the Company continues to absorb net operating losses.

Second Quarter 2016 Guidance

GulfMark anticipates direct operating expenses to be between $19 million and $21 million excluding special items. The Company expects general and administrative expense to be between $8 million and $9 million excluding special items. In addition, the Company expects to incur approximately $0.1 million in drydock expense during the period.

Liquidity and Capital Commitments

Cash provided by operating activities totaled $0.1 million in the first quarter. Cash on hand at March 31, 2016, was $19.7 million, and $15.0 million was drawn on the revolving credit facilities. Total debt at March 31, 2016, was $486.1 million, and debt net of cash was $466.4 million. Net debt was reduced by approximately $2.2 million during the quarter. Net debt to book capital was 42% at the end of the quarter, and total liquidity (cash plus available revolver) was approximately $175.0 million at March 31.

Net capital expenditures during the first quarter totaled $7.2 million, which included $6.9 million of payments on the construction of new vessels and $0.3 million for vessel enhancements and other capital expenditures. As of March 31, 2016, the Company had approximately $27 million of remaining capital commitments that it cannot elect to forego, less than $4 million of which is expected to be paid during the second quarter of 2016 and the remainder during the first quarter of 2017. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

GulfMark Offshore, Inc.

Press Release

April 25, 2016

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Tuesday, April 26, 2016. To participate in the call, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 8679397. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:      Michael Newman

 Investor Relations

E-mail:         Michael.Newman@GulfMark.com

 (713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “expected to be,” “anticipate,” “plan,” “intend,” “foresee,” “forecast,” “continue,” “can,” “will,” “will continue,” “may,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements in this press release that contain forward-looking statements may include, but are not limited to, information concerning our possible or assumed future results of operations and statements about future operating expenses, liquidity, vessels sales, market developments, taxes, reductions in costs and expenses and funding of capital commitments. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected or anticipated outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

April 25, 2016

	UNAUDITED

Income Statements	Three Months Ended
(in thousands, except per share data)	March 31,	December 31,	March 31,
	2016	2015	2015

Revenue	$38,794	$50,585	$89,092
Direct operating expenses	23,735	32,157	51,225
Drydock expense	827	46	8,973
General and administrative expenses	9,788	11,480	10,964
Depreciation and amortization	16,039	16,664	18,488
Impairment charges	116,657	-	-
Loss on sale of assets and other	4	1,944	-
Operating Income (Loss)	(128,256)	(11,706)	(558)

Interest expense	(8,397)	(10,615)	(8,158)
Interest income	40	71	44
Gain on extinguishment of debt	10,120	458
Foreign currency gain (loss) and other	(44)	(118)	(673)
Income (loss) before income taxes	(126,537)	(21,910)	(9,345)
Income tax benefit (provision)	35,355	5,272	4,219
Net Income (Loss)	$(91,182)	$(16,638)	$(5,126)

Diluted earnings (loss) per share	$(3.66)	$(0.67)	$(0.21)
Weighted average diluted common shares	24,893	24,848	24,603

Other Data
Revenue by Region (000's)
North Sea	$22,932	$31,647	$40,200
Southeast Asia	2,487	4,021	13,329
Americas	13,375	14,917	35,563
Total	$38,794	$50,585	$89,092

Rates Per Day Worked
North Sea	$14,950	$16,306	$18,353
Southeast Asia	7,070	7,803	13,880
Americas	11,365	13,756	19,724
Total	$12,982	$14,230	$17,961

Overall Utilization
North Sea	62.2%	72.1%	83.1%
Southeast Asia	29.9%	42.7%	85.0%
Americas	20.7%	39.2%	67.4%
Total	38.4%	52.7%	76.9%

Average Owned Vessels
North Sea	27.0	27.5	29.2
Southeast Asia	13.0	13.0	13.0
Americas	30.0	30.0	29.9
Total	70.0	70.5	72.1

Drydock Days
North Sea	18	-	62
Southeast Asia	-	5	9
Americas	-	-	134
Total	18	5	205

Drydock Expenditures (000's)	$827	$46	$8,973

GulfMark Offshore, Inc.

Press Release

April 25, 2016

	UNAUDITED
Consolidated Balance Sheets	As of
(in thousands)	March 31,	December 31,	March 31,
	2016	2015	2015
Current assets:
Cash and cash equivalents	$19,669	$21,939	$59,847
Trade accounts receivable, net of allowance for doubtful accounts of $1,466, $1,480, and $1,512, respectively	28,386	40,838	74,408
Other accounts receivable	7,113	7,571	10,093
Prepaid expenses and other current assets	16,009	16,649	20,691
Total current assets	71,177	86,997	165,039

Vessels, equipment and other fixed assets at cost, net of accumulated depreciation of $473,341, $457,670 and $433,027, respectively	1,095,529	1,195,669	1,351,164
Construction in progress	50,850	70,817	88,300
Goodwill	-	-	23,162
Intangibles, net of accumulated amortization of $0, $0 and $19,461, respectively	-	-	15,137
Deferred costs and other assets	6,413	7,769	20,571
Total assets	$1,223,969	$1,361,252	$1,663,373

Current liabilities:
Accounts payable	$15,674	$13,170	$18,204
Income and other taxes payable	2,481	6,485	4,870
Accrued personnel costs	10,504	12,942	15,951
Accrued interest cost	1,544	9,620	1,673
Other accrued liabilities	7,125	5,316	9,284
Total current liabilities	37,328	47,533	49,982
Long-term debt	486,090	490,589	560,700
Long-term income taxes:
Deferred tax liabilities	63,060	99,439	99,115
Other income taxes payable	21,041	21,351	24,678
Other liabilities	3,984	4,032	5,716
Stockholders' equity:
Preferred stock, $0.01 par value; 2,000 authorized; no shares issued	-	-	-
Class A Common Stock, $0.01 par value; 60,000 shares authorized; 28,017, 27,994 and 27,878 shares issued and 25,790, 25,792 and 25,636 outstanding, respectively; Class B Common Stock $0.01 par value; 60,000 shares authorized; no shares issued	276	274	272
Additional paid-in capital	418,208	417,289	412,904
Retained earnings	352,999	444,181	654,277
Accumulated other comprehensive income (loss)	(92,976)	(96,234)	(74,332)
Treasury stock, at cost	(74,914)	(75,922)	(78,142)
Deferred compensation expense	8,873	8,720	8,203
Total stockholders' equity	612,466	698,308	923,182
Total liabilities and stockholders' equity	$1,223,969	$1,361,252	$1,663,373

GulfMark Offshore, Inc.

Press Release

April 25, 2016

	UNAUDITED
Consolidated Statements of Cash Flows	Three Months Ended
(in thousands)	March 31,	December 31,	March 31,
	2016	2015	2015
Cash flows from operating activities:
Net income (loss)	$(91,182)	$(16,638)	$(5,126)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,039	16,664	18,488
(Gain) loss on sale of assets	4	1,944	-
Stock-based compensation	1,498	1,465	1,804
Amortization of deferred financing costs	806	595	582
Provision for doubtful accounts receivable, net of write-offs	23	98	(892)
Impairment charge	116,657	-	-
Gain on extinguishment of debt	(10,120)	(458)	-
Deferred income tax (benefit) provision	(35,624)	(6,473)	(4,534)
Foreign currency transaction (gain) loss	(223)	(317)	566
Change in operating assets and liabilities:
Accounts receivable	$12,859	$14,036	$10,722
Prepaids and other	659	2,888	(3,559)
Accounts payable	2,573	(1,604)	(3,763)
Other accrued liabilities and other	(13,869)	5,868	(11,730)
Net cash provided by operating activities	$100	$18,068	$2,558
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(7,200)	(3,554)	$(11,618)
Release of deposits held in escrow	-	-	3,683
Proceeds from disposition of vessels and equipment	29	684	715
Net cash used in investing activities	(7,171)	(2,870)	(7,220)
Cash flows from financing activities:
Repayment of 6.375% senior notes	(9,880)	(542)	-
Proceeds from borrowings under revolving loan facilities	15,000	8,000	16,000
Repayment of borrowing under revolving loan facilities	-	(31,000)	-
Debt issuance costs	(769)	(988)	(1,191)
Proceeds from issuance of stock	121	125	307
Net cash provided by (used in) investing activities	$4,472	$(24,405)	$15,116
Effect of exchange rate changes on cash	329	(26)	(1,392)
Net increase (decrease) in cash and cash equivalents	(2,270)	(9,233)	9,062
Cash and cash equivalents at beginning of period	21,939	31,172	50,785
Cash and cash equivalents at end of period	$19,669	$21,939	$59,847
Supplemental cash flow information:
Interest paid, net of interest capitalized	$15,353	$(335)	$15,361
Income taxes paid, net	449	677	396

GulfMark Offshore, Inc.

Press Release

April 25, 2016

Contract Cover	As of April 25, 2016		As of April 20, 2015
	2016	2017	2015	2016
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	45%	20%	59%	27%
Southeast Asia	24%	17%	55%	19%
Americas	8%	0%	29%	10%
Overall Fleet	25%	11%	46%	18%

Reconciliation of Non-GAAP Measures: Three Months Ended March 31, 2016
(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(10.1)	$(8.1)	$5.7	$(12.5)	$(0.50)
Impairment Charge	(116.7)	-	33.1	(83.5)	(3.35)
Gain on Extinguishment of Debt	-	10.1	(3.5)	6.6	0.27
Gain (Loss) on Asset Sale	0.0	-	-	0.0	0.00
Loan Fee Write Off	-	(0.3)	0.1	(0.2)	(0.01)
Workforce Redundancy Charges	(1.5)	-	0.0	(1.5)	(0.06)
U.S. GAAP	$(128.3)	$1.7	$35.4	$(91.2)	$(3.66)

Reconciliation of Non-GAAP Measures: Three Months Ended December 31, 2015
(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(5.2)	$(8.6)	$4.3	$(9.5)	$(0.38)
Gain on Extinguishment of Debt	-	0.5	(0.2)	0.3	0.01
Gain (Loss) on Asset Sale	(1.9)	-	-	(1.9)	(0.08)
Loan Fee Write Off	-	(2.1)	0.8	(1.3)	(0.05)
Workforce Redundancy Charges	(4.6)	-	0.4	(4.2)	(0.17)
U.S. GAAP	$(11.7)	$(10.2)	$5.3	$(16.6)	$(0.67)

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of February 29, 2016	27	13	30	70
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	0	0
Owned Vessels as of April 25, 2016	27	13	30	70
Managed Vessels	3	0	0	3
Total Fleet as of April 25, 2016	30	13	30	73